EXHIBIT 99.1 - JOINT FILING AGREEMENT

The undersigned hereby agree that the Schedule 13G with respect to the shares of common stock of Guided Therapeutics, Inc., dated as of September 20, 2010, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

September 20, 2010

The Whittemore Collection, Ltd.

By:	/s/ George F. Landegger
Name:	George F. Landegger
Title:	Chairman and President

Parsons & Whittemore Enterprises Corp.

By:	/s/ George F. Landegger
Name:	George F. Landegger
Title:	Chairman and President

/s/ George F. Landegger
George F. Landegger